Exhibit 99.2

FOR IMMEDIATE RELEASE

VERITONE® ONE SIGNS AGREEMENT TO ACQUIRE PERFORMANCE BRIDGE MEDIA, WILL EXPAND MARKET SHARE TO OVER 25% OF ALL US-BASED PODCAST AD REVENUE

COSTA MESA, Calif. – August 13, 2018 - (BUSINESS WIRE) – Veritone One, a subsidiary of Veritone, Inc. (NASDAQ: VERI) today announced that it has signed an agreement to acquire Performance Bridge Media, a leading and long-standing podcast agency. The acquisition will make Veritone One, a performance-based media agency, one of the largest entities to offer comprehensive, podcast and radio solutions, helping clients efficiently acquire new business at scale while building their brands. The acquisition is subject to customary closing conditions, and is expected to close in the next several days.

Performance Bridge Media, with its historic knowledge of podcast campaign performance dating back to 2002, possesses unique insight into one of the fastest growing segments of the estimated $221 billion US Advertising Market.1 This insight will be leveraged by Veritone and supplemented with the company’s aiWARE artificial intelligence platform, greatly enhancing the combined agency’s highly specific ad tracking and podcast targeting capabilities for brands. Performance Bridge Media had 2017 net revenues of $3.7 million.

Ryan Steelberg, President of Veritone One, said, “Podcasts are primarily original content that offers compelling, personalized edu-tainment, much as Netflix and Amazon Prime Video have demonstrated with video entertainment programming. In the United States, an estimated 73 million people listen to podcasts every month, a 25% increase from 20172, making podcasting an extremely attractive and scalable segment for advertisers.”

In a Q1 2018 study conducted by Nielsen3, 69% of all podcast listeners agreed that podcast ads made them aware of new products or services. The study also revealed that podcast listeners are more likely to follow companies and brands on social media, and are more likely to own a smart home device such as Amazon Echo, Google Home or Apple HomePod. Specifically, the trend of mobile devices as the primary listening device in the home or on the road is shifting to these smart home devices, which are owned by 43 million people, approximately 18% of the US population of adults 18 years and older, and the technology powering those devices is expanding into automobiles, the second most common place for listening to podcasts, after the home.4

Steelberg stated, “As industry leaders in performance-based advertising, we are constantly looking to leverage the opportunities of today and tomorrow. Acquiring Performance Bridge Media will allow us not only to continue to execute on the rapidly-growing podcast opportunities of today, but also to expand into the exciting growth opportunities offered by tomorrow’s voice

1 US Ad Spending 2018 Estimate by eMarketer

2 The Podcast Consumer

3 Podcast Insights

4 The Smart Audio Report

technology innovations, which will amplify both listener and brand experiences for on-demand media via smart home and other connected devices.”

The consideration paid by Veritone in the transaction was $6.0 million, plus a contingent earn-out of up to $5.0 million based on Performance Bridge Media’s revenues for calendar year 2018, with such consideration being payable primarily in Veritone common stock.

About Performance Bridge Media

Performance Bridge Media was founded in 2002 and is comprised of a team of customer acquisition experts who have been building digital customer acquisition programs for decades. The Company helps achieve client goals utilizing a variety of tactics and channels, including influencer marketing, streaming audio/radio, social media, contextual and programmatic display, affiliate marketing, content marketing, digital OOH & paid search, while applying the guiding philosophy of Test, Learn, Scale. The Company’s success is solely determined by its proven ability to grow each clients’ business.

About Veritone One

Veritone One is a full-service advertising agency providing media planning, media buying and creative development across broadcast, digital and social media. Headquartered in Costa Mesa, Calif., Veritone One is a subsidiary of Veritone, Inc.

About Veritone

Veritone (NASDAQ: VERI) has created the world’s first operating system for artificial intelligence. Veritone’s aiWARE operating system leverages the power of cognitive computing to transform and analyze audio, video and other data sources in an automated manner to generate actionable insights. The Veritone platform provides customers ease, speed and accuracy at low cost. Veritone has been among the first to be recognized by AWS for Machine Learning Expertise, and has been recognized by Oracle for Excellence in Application Development. To learn more, visit Veritone.com and interact with us on Twitter and LinkedIn.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the acquisition of Performance Bridge Media and the expected timing of closing the transaction, the expected market share of the combined company, how Veritone One plans to leverage Performance Bridge Media’s capabilities in its business, and the expected benefits of the acquisition to Veritone One and its clients. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to various matters which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of such judgments and risks are discussed in Veritone’s SEC filings. Although Veritone believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that their objectives or plans will be achieved. Veritone undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Veritone Public Relations Contact:

RAISE Communications

Cari Sommer, 646.480.6783

cari@raisecg.com

Veritone Investor Relations Contact:

Scott Liolios and Matt Glover

Liolios Group, Inc.

(949) 574-3860

VERI@liolios.com

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